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                                            EXHIBIT 5.1

          [Letterhead of Brownstein Hyatt Farber & Strickland, P.C.]

                              July 1, 1997


BFC Guaranty Corp.
1455 Pennsylvania Avenue, N.W., Suite 230
Washington, D.C. 20004

Gentlemen:

         BFC Guaranty Corp. ("Guaranty") and BFC Finance Corp. ("Finance") have filed with the Securities and Exchange Commission a registration statement (the "Registration Statement") on Form S-4 (No. 333-17969), as amended through Amendment No. 2 filed on the date hereof, which relates to the issuance of Guaranty's Guarantees (the "Guarantees") of Public Facilities Revenue Bonds, Series 1996 B issued by Castle Rock Ranch Public Improvements Authority (the "Authority") and Finance's REMIC Lease-Backed Bonds Series 1996, Class B (the "REMIC Bonds") to be issued pursuant to an exchange offer (the "Exchange Offer") by Guaranty and the Authority as set forth in the Registration Statement.

         We have examined such corporate records of Guaranty and Finance and such other documents as we have deemed appropriate to give this opinion.

         Based upon the foregoing, we are of the opinion that the Guarantees and the REMIC Bonds have been duly authorized and, when issued in accordance with the terms of the Exchange Offer, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement as it is proposed to be amended and to the use of our name in the Prospectus that is a part of the Registration Statement under the caption "LEGAL MATTERS."

                             Very truly yours,

                             BROWNSTEIN HYATT FARBER
                               & STRICKLAND, P.C.